Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report, dated April 1, 2010, except for Note 22, as to which the date is June 18, 2010, relating to the consolidated financial statements of Camelot Information Systems Inc.as of December 31, 2008 and 2009 and for each of the three years in the period ended December 31, 2009 and the related financial statement schedule, appearing in the Prospectus dated December 9, 2010, which is part of Registration Statement No. 333-170825 on Form F-1 of Camelot Information Systems Inc.

/s/ Deloitte Touche Tohmatsu CPA Ltd.

Deloitte Touche Tohmatsu CPA Ltd.
Beijing, the People's Republic of China
March 11, 2011